                                                                Exhibit 10.10(b)

                                  AMENDMENT TO
                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

          THIS AMENDMENT TO EMPLOYMENT AND NONCOMPETITION AGREEMENT is made and entered into this 17 day of July, 2002, to be effective as provided in Section
8 below (the "Effective Date"), by and between PlanVista Corporation, a Delaware corporation and certain of its subsidiaries as set forth in the Employment Agreement as defined below (hereinafter collectively called the "Employer") and Jeffrey L. Markle (hereinafter called "Employee").

          WHEREAS, the Employer and Employee entered into that certain Employment and Noncompetition Agreement dated as of June 1, 2001 (the "Employment Agreement"); and

          WHEREAS, Employer and Employee desire to further amend said Employment Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. The parties to this Employment Agreement shall be PlanVista Corporation, as Employer, and Jeffrey L. Markle, as Employee, and any references to subsidiaries of PlanVista Corporation as set forth in the original Employment Agreement dated as of June 1, 2001 are hereby deleted.

          2. Section 2 of the Employment Agreement is hereby deleted in its entirety and the following substituted therefor:

               "2. Term. Subject to the provisions of resignation and termination as hereinafter provided, the term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2005."

          3. Section 5(b) of the Employment Agreement is hereby amended by inserting a new subsection (iv) as set forth below:

               "(iv) a grant, pursuant to the provisions of Employer's 2002 Employee Stock Option Plan, of stock options (the "New Options") to purchase 140,000 shares of Employer's common stock (determined on the basis of the outstanding shares of common stock of the Employer after the reverse stock split which was approved at the Company's 2002 annual meeting of shareholders). The New Options shall be granted at the offering price to the public in the public offering of the Employer's common stock pursuant to the registration statement filed with the Securities Exchange Commission on August 1, 2001 as amended May 24, 2002 and subsequently thereafter (the "Recapitalization Offering"). These options will vest according to the following vesting schedule:

                                                 Time Vesting
         --------------------------------------------------------------------------------------------------

              Percent of Options                                   Event
                   Vesting
         15%                                       December 31, 2002, if Employee remains continuously
                                                   employed until that date

         15%                                       December 31, 2003, if Employee remains continuously
                                                   employed until that date
         --------------------------------------------------------------------------------------------------

         --------------------------------------------------------------------------------------------------

         15%                                       December 31, 2004, if Employee remains continuously
                                                   employed until that date

         15%                                       December 31, 2005, if Employee remains continuously
                                                   employed until that date

         --------------------------------------------------------------------------------------------------

                                             Accelerated Vesting
         --------------------------------------------------------------------------------------------------
            Percent of Options                     Vesting Event
                 Vesting



         10%                         December 31, 2002, if and only if,
                                     Employer's Adjusted EBITDA (as defined
                                     below) equals or exceeds $7,000,000 for the third and fourth quarters of the Employer's
                                     2002 calendar year.

         10%                         Any calendar year end on or before December
                                     31, 2006 in which the Employer's Adjusted
                                     EBITDA (as defined below) equals or exceeds
                                     $18,000,000 for the calendar year then
                                     ended (the "$18 Million EBITDA Vesting
                                     Event"), provided that only one $18 Million
                                     EBITDA Vesting Event may cause the vesting of this 10%. Accordingly, once this threshold is attained, attaining it in subsequent years shall not cause further vesting.

         10%                         Any calendar year end on or before December
                                     31, 2006 in which the Employer's Adjusted
                                     EBITDA (as defined below) equals or exceeds
                                     $21,000,000 for the calendar year then
                                     ended (the "$21 Million EBITDA Vesting
                                     Event"), provided that only one $21 Million
                                     EBITDA Vesting Event may cause the vesting of this 10%. Accordingly, once this threshold is attained, attaining it in subsequent years shall not cause further vesting.

         Balance of any              Any calendar year end on or before December
         unvested options            31, 2006 in which the Employer's Adjusted
                                     EBITDA (as defined below)equals or exceeds
                                     $25,000,000 for the calendar year then
                                     ended.

         * More than one different vesting event may occur in any given year.

         **                          If Employee is terminated as a result of
                                     Employee's death or disability during a
                                     calendar year, the Employee will be
                                     entitled to immediate vesting of the time
                                     vesting options (but not the accelerated
                                     vesting options) which would have vested at
                                     the end of the calendar year in which the
                                     event occurred as if he was still employed
                                     on such date.
         --------------------------------------------------------------------------------------------------

               For purposes of the foregoing determinations, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization for the year then ended determined in accordance with Generally Accepted Accounting Principles except that in determining earnings for this purpose, there will be no deduction from revenue for any compensation charge attributable to the vesting of options, and there will be no deduction for expenses associated with (i) the Recapitalization Offering (ii) the debt restructure


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

          between the Employer and its senior lenders which occurred on April 12, 2002 or (iii) any litigation in which the Employer is involved ( the foregoing being referred to as "Disregarded Expenses"). Additionally, the EBITDA targets listed above shall be adjusted to reflect the projected impact of any business combination involving Employer which may occur prior to the vesting event with such adjustments to be determined by adding to the prospective EBITDA targets the EBITDA of any such business combined with the business of the Employer for the 12 months preceding the acquisition.

               The Employee shall have six months from the date of any termination of Employee's employment other than for Cause or as a result of death or Permanent Disability to exercise any vested New Options. If Employee is terminated for Cause, the New Options shall terminate immediately. If Employee's employment is terminated by Death or Permanent Disability, Employee shall have six (6) months from the date of such termination to exercise any vested options. All New Options shall be subject to the terms of the 2002 Employee Stock Option Plan and the Employee shall enter into a standard stock option agreement containing the foregoing terms and other customary provisions for options issued under the 2002 Stock Option Plan."

          4. Section 6 of the Employment Agreement is hereby amended by deleting subsection (a) and substituting the following therefor:

               "(a) The foregoing notwithstanding, this Agreement is not to be considered an agreement for a fixed term or as a guarantee of continuing employment. Accordingly, subject to the provisions of
          Section 7 hereof, Employee's employment may be terminated by Employer with or without Cause (as defined below) upon immediate written notice to Employee at any time during the term of this Agreement. Additionally, Employee's employment shall automatically terminate upon his death or upon a determination that he is Permanently Disabled (as defined below). Employee may resign as an officer and, if applicable, director and terminate his employment at any time upon 30 days' written notice to Employer. In the event that such termination is by the Employer for Cause or by the Employee other than as a result of a Constructive Termination Event (as defined below), Employee shall be paid the bi-weekly portion of his Annual Base Salary then due through the date of such termination and shall be entitled to no salary from that date forward and to only those benefits which Employer is required by law to provide to Employee. In the event that the Employee dies or becomes Permanently Disabled, the Employee shall be paid all accrued salary and benefits up to the date of death or determination of Permanent Disability, as the case may be, shall be entitled to have all outstanding options (other than New Options) which are not then vested vest, and shall further be entitled to receive the proceeds of any life insurance policy or disability policy maintained by the Employer for the Employee's benefit. The Employer shall use its best efforts to maintain a term life insurance policy on the life of Employee, the beneficiaries of which shall be named by the Employee, with a death benefit of at least 1 million dollars and a disability policy covering the Employee which has a benefit which will pay upon permanent disability a benefit of at least $15,000 per month during the period of Permanent Disability as defined in the policy. Upon any termination, Employee shall immediately return any and all property and records belonging to Employer which are in Employee's possession and shall vacate Employer's offices in a prompt and professional manner. In addition to the foregoing, upon termination of Employee's employment with Employer for any reason, Employee shall resign promptly as an officer and, if applicable, director of Employer and any subsidiary or parent of Employer unless Employer indicates in writing to Employee its desire that Employee retain any such position. In the event of a termination by the Employer without Cause, or in the event that the Employee terminates his employment as a result of a Constructive Termination Event, Employee


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

          shall be entitled solely to (y) the Severance Benefits provided in
          Section 7, and (z) immediate vesting of all unvested options, rights and benefits under any stock option plan in which Employee has an unvested interest, except that only fifty percent (50%) of the New Options which at that time are unvested shall vest immediately. The foregoing notwithstanding, in the event of any termination of Employee's employment whether or not for Cause or by reason of Employee's death or Permanent Disability, Employee shall be entitled to receive all benefits which are accrued, vested and earned up to the termination date under the terms of any existing benefit plans such as the vested balance of the Employee's account under any retirement or benefit plan such as the vested balance of the employee's account under any retirement or deferred compensation plan and any benefits which are legally required to be provided after termination such as COBRA benefits (the "Legally Earned or Required Benefits")."

          5. Section 7 of the Employment Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

               "7. Severance Benefits.

               (a) If during the term of this Agreement, Employee's employment is terminated (i) by the Employer other than for Cause, as defined below, or (ii) by the Employee as a result of the occurrence of a Constructive Termination Event, as defined below, which has not been cured by the Employer within 30 days of receipt of written notice from the Employee that such event has occurred, then upon the occurrence of such event Employer shall pay to the Employee (or the Employee's estate in the event of death after termination), as a severance benefit and in complete satisfaction of any and all claims which Employee may have against Employer or its affiliates, officers, directors or employees as a result of this Agreement or his previous employment by Employer, an amount which is equal to (y) one (1) times Employee's Annual Base Salary plus (z) the average annual bonus earnings of the Employee determined by adding the annual bonus earnings for the Employee over the previous three immediately past completed calendar years and dividing the result by three (the "Initial Severance Benefit"). Additionally, for so long as the Employer does not waive the provisions of Section 8(a), if Employee has not commenced employment with a new employer within twelve (12) months after a termination by Employer without Cause or by Employee as a result of a Constructive Termination Event, then for each month after the twelfth month during which such Employee remains unemployed and bound by the provisions of Section 8(a) from the twelfth and through the twenty-fourth month after such termination, Employer shall pay additional severance equal to 1/12th of the Initial Severance Benefit (the "Supplemental Severance Benefit"); however, no more than twelve (12) such payments shall be payable. Each Supplemental Severance Benefit payment shall be made by the 10th of the next month after the month to which it relates and no such payments shall be made for the month in which the Employee accepts employment with another employer or Employer waives the provisions of Section 8(a) or any month thereafter. Additionally, Employer shall not be obligated to pay any severance benefit until Employee (or Employee's personal representative in the event of Employee's death) has delivered to Employer a complete and unconditional release, in form reasonably satisfactory to Employer, releasing Employer from any and all claims which Employee may have against Employer as a result of any occurrence during Employee's employment and including, but not limited to, any claim for wrongful termination (the "Employee Release"). The foregoing notwithstanding, the Employee Release shall not release the Employer from any of its post termination obligations under this Agreement or under any employee benefit plan of the Employer. The Initial Severance Benefit shall be paid within ten (10) days following the effective date of such termination or the delivery of the foregoing release, whichever is the last to occur. As used in this
          Agreement:

                           (A) the term "Cause" means (i) the Employee's
                  violation of his fiduciary duty to the Employer, (ii) gross or willful failure by the Employee to perform the duties of Employee's position, (iii) the Employee's habitual unexcused absence over an extended period, (iv) embezzlement or misappropriation of Employer funds by the Employee, or (v) the Employee's conviction of a felony;

                           (B) the term "Permanent Disability" means the
                  permanent mental or physical inability of the Employee to perform with reasonable accommodation the essential duties of Employee's position as existing on the date of this Agreement which condition causes the Employee to be unable to perform the duties of his office for a period of six months in any twelve-month period; and

                           (C) the term "Constructive Termination Event" means
                  action by the Employer which is directed at the Employee specifically and not at all employees generally and which has the effect of significantly reducing the Employee's compensation, employment responsibilities, or authority, or the nonpayment by Employer of compensation due and owing to the Employee under this Agreement, which has not been cured by the Employer within 30 days of receipt of written notice from the Employee that such nonpayment has occurred.

               (b) Following Employer's termination of Employee's employment for any reason other than Cause or Employee's termination of his employment as a result of a Constructive Termination Event during the term of this Agreement, Employer shall maintain in full force and effect, for the Employee's continued benefit until the earlier of (i) the date when no more Initial Severance Benefit payments and Supplemental Severance Benefit payments are payable, or (ii) the Employee's commencement of full time employment with a new employer, all life insurance, medical, dental, health and accident, and disability plans, programs or arrangements of the Employer in which the Employee participated on the date of termination, provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that such continued participation is not possible, the Employer shall obtain and pay for comparable individual coverage for the Employee.

               (c) The expiration of the term of this Agreement shall constitute a termination of Employee's employment by Employer without Cause for purposes of this Agreement, including Section 6 hereof."

          6. Section 8 of the Employment Agreement is hereby amended by deleting subsection (a) in its entirety and substituting the following therefor:

               "(a) For a period equal to the term of this Agreement and two years after the termination of employment for any reason, without the written consent of the Employer, Employee shall not either directly or indirectly engage (whether for his own account or as a partner, joint venturer, employee, consultant, agent, contractor, officer, director or shareholder or otherwise) in any business within the United States which delivers preferred provider organization or claims repricing services on behalf of health care payors or networks; provided, however, that the foregoing shall not be deemed to prohibit Employee from purchasing and owning securities of a company traded on a national securities exchange or on the Nasdaq National Market with which Employee has no relationship so long as such ownership does not exceed 2% of the outstanding stock of such company."

          7. Section 13 of the Employment Agreement is hereby amended by deleting the address of Employer and substituting the following therefor:

         If to Employer:            PlanVista Corporation
                                    4010 Boy Scout Blvd.
                                    Suite 200
                                    Tampa, FL  33607
                                    Attention:  General Counsel

         With a copy to:            David C. Shobe, Esq.
                                    Fowler White Boggs Banker P.A.
                                    501 East Kennedy Blvd., Suite 1700
                                    Tampa, FL  33602

          8. This Amendment to Employment and Noncompetition Agreement shall only become effective upon the closing of the Recapitalization Offering on or before August 30, 2002 (the "Effective Date"). In the event the Recapitalization Offering is not closed on or before this date, this Amendment to Employment and Noncompetition Agreement shall be null and void.

          9. Except as set forth in this Amendment to Employment and Noncompetition Agreement, all terms and conditions of the Employment Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment and Noncompetition Agreement the day and year first above written.

                                    PLANVISTA CORPORATION, on behalf of itself
                                    and its subsidiaries listed in the
                                    Employment Agreement dated as of June 1,
                                    2001

                                    By:  /s/  Phillip S. Dingle
                                    --------------------------------------------
                                         Phillip S. Dingle
                                    Its: Chairman and Chief Executive Officer

                                         "EMPLOYER"

                                         /s/  Jeffrey L. Markle
                                    --------------------------------------------
                                         Jeffrey L. Markle

                                         "EMPLOYEE"